EXHIBIT 99.2

CORPORATE PARTICIPANTS

Steve Teng Sport Chalet, Inc. - Financial Analyst
Howard Kaminsky Sport Chalet, Inc. - EVP, Finance, CFO and Secretary
Craig Levra Sport Chalet, Inc. - Chairman, CEO and President

CONFERENCE CALL PARTICIPANTS

Lee Giordano Imperial Capital, LLC - Analyst
Fred Wightman Needham & Company - Analyst
John Garrett Wedbush Securities - Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen, and welcome to the Sport Chalet First Quarter Fiscal 2013 Earnings Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will follow at that time. As a reminder, ladies and gentlemen, this conference is being recorded today, August 8, 2012 and may not be reproduced in whole or in part without permission from the Company.

I would now like to introduce Steve Teng from Sport Chalet. Please go ahead.

Steve Teng - Sport Chalet, Inc. - Financial Analyst

Thank you, operator. Good afternoon everyone, and thank you for joining us today. If you have not received a copy of our press release, please call 818-949-5300 and we can have a copy sent to you.

Before we begin, I would like to make a brief statement regarding forward-looking remarks that you may hear on the call. Except for historical information, the statements made on this conference call are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including, but not limited, to the effectiveness of the Company's strategies to return to profitability and the likelihood of opening a new store in fiscal 2014 involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results.

Those risks include among other things, the negative effect of the economic downturn on the Company's sales, limitations on borrowing under the Company's bank credit facility, the Company's ability to control operating expenses and costs, the competitive environment of the sporting goods industry in general and in the Company's specific market areas, inflation, the challenge of maintaining a competitive position, changes in cost of goods and services, the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

I would now like to turn the call over to Howard Kaminsky, Chief Financial Officer of Sport Chalet. Howard, please go ahead.

Howard Kaminsky - Sport Chalet, Inc. - EVP, Finance, CFO and Secretary

Thanks, Steve. Good afternoon everyone, and thank you for joining us today. On the call with me today is Craig Levra, our Chairman and Chief Executive Officer. Following my review of our financial results, Craig will comment on our first quarter performance. After our formal comments, we'll both be available for any questions you might have.

For the first quarter, sales increased $1 million or 1.2% to $83.8 million. The increase in sales was primarily due to a 2.9% increase in comparable store sales, an improvement on top of the 2.3% increase in the same period last year. Additionally, Online and Team Sales divisions increased 7% and 12.5% respectively. These sales increases were partially offset by a store closure, which contributed $1.7 million in the prior year. Gross profit for the first quarter decreased to 27.9% of sales from 28.8% for the first quarter of the prior year, due to several factors, including an increase in merchandise costs, changes in the mix of products sold, and the effects of our increased efforts to take care of each and every customer.

Expenses for Q1 as a percent of sales decreased to 24.7% from 26.1%, primarily due to $800,000 in savings from labor-related expenses such as continued savings from our move to self-insurance and health coverage and a reduction in incentive payments. Net income for the quarter ended July 1, 2012 increased to $100,000 or $0.01 per share compared to a net loss of $800,000 or $0.06 per share for the first quarter last year.

Our inventory increased $8.6 million or 10.1% on an average store basis, primarily from the carryover of winter-related merchandise due to the lower-than-planned sales in fiscal 2012, as we had previously disclosed. The winter carryover inventory has been integrated into our inventory purchase plans for the current fiscal year and will result in higher-than-normal inventory levels through, at least, the third fiscal quarter. And although the inventory increased, the balance on our bank line, net of cash, decreased $4.5 million from the end of Q1 last year, as we have been able to negotiate better terms from our vendors.

Forecasted capital expenditures for fiscal 2013 are expected to be approximately $5.5 million, primarily for new rental equipment, information systems and one new store. Approximately $1.5 million for the new store will be reimbursed by the landlord upon opening in early fiscal 2014.

Now, I'll turn the call over to Craig for his comments on our first quarter performance.

Craig Levra - Sport Chalet, Inc. - Chairman, CEO and President

Thank you, Howard, and good afternoon everyone. We are happy with our first quarter results, as we rebounded from the unseasonably warm and dry winter weather that significantly affected our sales and profitability in the third and fourth quarter of fiscal 2012. This quarter marked the first profitable first quarter in the past five fiscal years as we improved to net income of $100,000 from a net loss of over $800,000 last year. This result validates our belief that the consistent improvements we've made to our business over the past few years have positioned us to return to profitability for fiscal 2013.

Now, despite the progress we've made in the first quarter, there is still much room for improvement as we look ahead. Through the five weeks ended August 5, 2012, our comparable store sales are up 3.8%, but the negative trends and effects in gross profit experienced during the first quarter have continued similarly in the second quarter. We're working to overcome this particular issue by focusing on our logistics initiatives and that includes increased vendor collaboration with respect to merchandise shipping and handling for all of our vendors, which will lead to greater inventory and logistics efficiencies.

We believe working closely with our vendors will allow us to take significant costs out of the system and more importantly, speed the delivery of product from our vendors into our distribution center in Ontario, California and then on into our stores [so we can] continue to execute our first-to-market strategy.

To that end, Danielle Dolloff, who has strived under the direction of our Chief Merchandising Officer, Tom Tennyson has been promoted to the newly created position of Vice President, Planning and Logistics in order to lead these efforts. And on our quest to offer first-to-market performance technology and lifestyle merchandise, we continue to add and expand exciting new brands only found at specialty shops or independent retailers. Some of these new brands include Jack O'Neill, CrossFit by Reebok, Hurricane Kayaks, Sector 9 Skateboards, Atomic Aquatics scuba gear, Old Time Hockey, Xenith football helmets and Zamberlan Boots.

In addition to expanding these new brands, we've managed our clearance inventory exceptionally well with a 30% reduction in clearance inventory over the same period in the prior year. Furthermore, we continue to develop our specialty services. To make sure we can effectively analyze our customers' running and walking strides, we've now installed 15 running concept shops and we're adding a 16th this month. The ability to custom fit footwear based on each athlete is a big plus and the early results of our running shops have been positive.

Online business continues to be a focus of ours and therefore, we made the investment to mobilize our website and take advantage of the explosive growth of smartphones and tablets. In March of 2012, we launched our mobile website and this has proven to be a very important extension of the opportunities customers have to interact with us and has provided a platform we can build on.

This quarter, the use of our store locator function is up over 41% versus last year and we believe this function has helped drive comp store sales growth. And we are working towards launching an extended product offering online for the holidays, as we reinforce our position of having the most complete technical and performance merchandise offering.

Our Action Pass membership continues to grow and therefore improved sales. We added over 91,000 new members during the first quarter to bring our total membership to over 1.8 million members, that's an increase of 26% over the prior year. During quarter one, we leveraged our local dominance by positioning ourselves as a home for fans celebrating the Los Angeles Kings first ever Stanley Cup win in franchise history with an expanded merchandise mix.

We recorded excellent sales throughout the playoffs and we hosted three in-store appearances, one by team captain Dustin Brown, another one by team president Luc Robitaille, and then a third with the Stanley Cup itself. To support these efforts, our Team Sales division produced championship t-shirts under license for the National Hockey League that we sold in our stores and online.

Our Team Sales division is beginning to realize the positive benefits of SAP implementation that we concluded in March of 2012 through better control on gross margin, inventory and billing accuracy. Our small team in Van Nuys has worked tirelessly to fully integrate SAP while growing the business 12.5%. We've added new customers to our client portfolio of over 5,000 Team Sales accounts nationwide and many of them now on board with all school deals.

Planning for our new store at FIGat7th in Downtown Los Angeles continues forward, as we work on our next generation Sport Chalet store and that store is scheduled to open in May of 2013. Our focus in this new store will be to enhance our brand and therefore, bringing our concept of our experts to the forefront and at the same time, create an entirely new look and feel by greatly improving the presentation of our technical merchandise and specialty services.

Because of the superior quality of the merchandise and services we offer combined with our expert ability to qualify each athlete we serve [and direct] into the correct gear and apparel and footwear they require for their chosen sport, we implemented several customer satisfaction initiatives in fall 2011. And while this has created some slight short-term gross margin impact, we're confident of this strategy and it's reinforced once again with our customers.

Our commitment to training and the development of our staff of experts continued into the first quarter with four training events. These training universities provide our experts with the opportunity to learn directly from our vendors, reviewing the most updated technical information on their merchandise, to see gear demonstrations and participate in hands-on learning experiences. The four training events provided educational clinics in our outdoor stand up paddle boards, surfing and fishing categories for over 600 Sport Chalet experts.

In conclusion, our team of experts has worked extraordinarily hard to overcome one of the worst winters on record and rebound with our first profitable first quarter in five years. That's an extraordinary accomplishment and we are proud of each one. I can assure you our team of experts is very excited about Sport Chalet's future. That concludes my comments on our first quarter performance. We'll now open up the call in the event any of you have any questions. Operator?

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions) Lee Giordano, Imperial Capital.

Lee Giordano - Imperial Capital, LLC - Analyst

Thank you. Good afternoon. Good quarter.

Craig Levra - Sport Chalet, Inc. - Chairman, CEO and President

Thank you.

Lee Giordano - Imperial Capital, LLC - Analyst

Can you talk a little bit more about expectations for the promotional stance going into the next couple quarters and then how you might -- how you think about clearing that inventory, and what the quality of that inventory is currently? Thanks.

Craig Levra - Sport Chalet, Inc. - Chairman, CEO and President

Yes, well, it's tough to gauge on where the promotional environment might be. As you know, we typically don't participate in percentage off sales or certainly coupons or BOGOs or any of that ridiculous behavior. We understand how to price match when somebody else takes that stance and typically it's an independent specialty retailer more than anybody else that does it. So we're prepared for any eventuality.

Our focus -- we have the expertise on the floor to sell extremely high-performance gear, apparel and footwear that athletes need to do well in their sports and so you don't have to discount it, because value is based on how often you're going to use the gear, qualifying our athletes and our customers for that gear and getting them fit correctly. From a quality of inventory standpoint, we're extremely pleased. If you visit any of our stores today, you see very little red tag merchandise.

We've moved through clarence inventory extremely well. We have some carryover in winter, as a result of the poor winter we experienced, but our team has worked incredibly hard to segregate true non-go forward winter product with product that will open the season with as carry forward and then ongoing basics like black gloves and black snowboard pants and base layer and things like that. So we're well positioned to take advantage of all of our future quarters from an inventory standpoint.

Lee Giordano - Imperial Capital, LLC - Analyst

Great. And I may have missed this earlier, but can you talk some more about product performance by category and what's driving the comp gains, particularly what's driving the comp gains in the second quarter here? Thanks.

Craig Levra - Sport Chalet, Inc. - Chairman, CEO and President

We don't typically get into that kind of detail. I will tell you that back-to-school is underway at Sport Chalet. And certainly, we're seeing good success across our apparel and footwear categories as you would expect and more recently, our Team Sales, as I talked earlier, team sports inside of our stores, we call general athletics, certainly football, competitive swim, volleyball, sports like that. So we're well underway. Our daypacks are doing well and back-to-school has started.

Lee Giordano - Imperial Capital, LLC - Analyst

Okay, thank you.

Operator

Sean McGowan, Needham & Company.

Fred Wightman - Needham & Company - Analyst

Well, good afternoon. It's actually Fred Wightman in for Sean. I was wondering if you guys could talk about the labor savings, just sort of the time frame around that and how long you expect? Is that a short term or can we expect that going forward?

Craig Levra - Sport Chalet, Inc. - Chairman, CEO and President

Well, I think we have to be careful on how we look at that going forward. So our teams are extremely strategic on where we spend labor in our stores. Each store behaves so differently. We have stores that are in the middle of office complexes. They get a big burst five days a week at lunchtime. We have stores that are in communities where both parents are involved in professional or technical skills and we don't get any movement until 7.30 or 8 o'clock at night and then Saturday and Sunday, as you would expect.

So a lot of those savings have come along the way of how do we position our experts and particularly our most tenured experts in stores properly to take advantage of that. We also had a little bit of an offset of a one-time incentive paid last year that saved some dollars as well. And in anticipation of the healthcare reform act, we made some changes in terms of how we ensure everybody at Sport Chalet, all done with the guys of assisting or helping to propel our business back to profitability.

Fred Wightman - Needham & Company - Analyst

Okay, great. And then quickly on the back to the Kings Championship. Could you quantify that in any more way, was it significant more of -- or was it more of a complement to the quarter?

Craig Levra - Sport Chalet, Inc. - Chairman, CEO and President

Well, I think we would look at it as more of a complement to the quarter and we view -- opportunities like this don't come along real often, ask anybody in sport and what our team does a first-class job of doing is in any of our markets. So whether it's the Phoenix -- or the Arizona Cardinals playing in the Super Bowl three years ago, four years ago, USC's return to football prominence hopefully this year, the Los Angeles Kings winning the Stanley Cup.

Our team moves so quickly and so diligently to leverage of these upside events. And when you do a first-class job like our group does, it's not about the hit you get at that particular time frame, it's about building long-term customer affinity and loyalty and that we become the headquarters. So while the few dollars and incremental gains that we get are positive and [finding] it's great to get them, it's more about we become a dedicated top-of-mind base for those fans to come to Sport Chalet first in our stores or online to purchase their fan gear.

And the neat part about the Kings this year, one of the cool things was, is because we have a Team Sales division now fully integrated into SAP, we're able to produce product on their license in this case for the National Hockey League not relying on anybody else to produce that product, placing into our stores and I think they were thrilled with the quality of the production and we sold every garment.

Fred Wightman - Needham & Company - Analyst

Okay, great. Thanks a lot.

Operator

(Operator Instructions) John Garrett, Wedbush Securities.

John Garrett - Wedbush Securities - Analyst

Hey, guys, congratulations on a good quarter. Most of my questions are already answered, but just thinking about the weather, I know that on the last call you said you didn't see any evidence of any pull-forward of sales from Q1 to Q4, but looking at Q1 now do you think sales growth might have been even stronger were it not for the warm winter?

Craig Levra - Sport Chalet, Inc. - Chairman, CEO and President

Yes. I wouldn't necessarily quantify that. Clearly, when you look at weather and climate, I mean there has been so much in the news over the last 10 days about obviously the drought that exists in what 67% of counties in the United States and how that's tied into global warming as expressed by NASA's Chief Scientist and certainly Dr. Muller, at the University of California, Berkeley. The good news for us is, we understand how to navigate really nasty economies and we certainly understand how to navigate really bad winters.

And as we talked about on our last conference call, we've been stress-tested to the max at Sport Chalet and have come through all of these challenges with flying colors. So we're prepared in eventuality to take advantage of a warm winter, a cold winter, a dry winter or a wet winter. Clearly, we'd like it to snow.

John Garrett - Wedbush Securities - Analyst

Great. Okay.

Craig Levra - Sport Chalet, Inc. - Chairman, CEO and President

October 1, right Howard?

Howard Kaminsky - Sport Chalet, Inc. - EVP, Finance, CFO and Secretary

Yes.

Craig Levra - Sport Chalet, Inc. - Chairman, CEO and President

Howard says about October 1 is a good time for us.

John Garrett - Wedbush Securities - Analyst

All right. And can you discuss some of your ongoing customer satisfaction initiatives, which are impacting gross margins and how should we think about that going forward?

Craig Levra - Sport Chalet, Inc. - Chairman, CEO and President

Well, sure. I think, as we mentioned on our formal remarks, so you've got a lot of folks who are desperate and are doing goofy things, again whether it's coupons or percentage off on (inaudible) products, things like that. So we have a satisfaction guaranteed policy that anybody that walks into our store, any athlete or customer who are certainly online on our team division that we want to take care of them and make them happy. So in the event somebody runs a coupon, we'll match it.

If an athlete or a customer is in one of our locations and an online retailer happens to have the same item for less money and in many cases, you're throwing them the practice of not collecting sales tax, we match it. We don't let customers walk out of our store. It's had a very slight impact so far. We don't see it necessarily growing. We're prepared if it does, but for us it's all about the long term and we want to do it in a way that invites customer loyalty and satisfaction for many years to come. And the way you do that is, they don't leave our building or our website unhappy.

John Garrett - Wedbush Securities - Analyst

Got it. Very helpful. Thanks, guys.

Operator

Thank you. There are no more questions at this time. I would now like to turn the call back over to management.

Craig Levra - Sport Chalet, Inc. - Chairman, CEO and President

We just ike to thank all of you again for joining us today. If you have any follow-up questions, feel free to contact Howard and me. Hvae a great afternoon.

Operator

This concludes today's conference call. Thank you for your participation.